EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 16, 2003 relating to the financial statements and financial statement schedules of DiCon Fiberoptics, Inc., which appears in DiCon Fiberoptics, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2003.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
July 31, 2003